December 1, 2011

The Board of Directors of

Grubb & Ellis Healthcare REIT II, Inc.

1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

Gentlemen,

We hereby express formally the interest of American Realty Capital Healthcare Trust, Inc. (“ARCHT”) in acquiring Grubb & Ellis Healthcare REIT II, Inc. (“GEHRII”). Under the proposed transaction, ARCHT would acquire all the outstanding shares of common stock of GEHRII for $9.01 per share consisting of (i) $6.00 per share payable as cash to GEHRII shareholders and (ii) $3.01 per share as stock in ARCHT (issued at $10 per share). GEHRII shareholders may also be given the option to elect to receive either 100% ARCHT stock or 100% cash with a cumulative cap on cash consideration equivalent to $6.00 per share. We are confident we can consummate a transaction quickly and on the terms proposed.

Based on GEHRII’s publicly available information, we believe this offer price reflects a premium to the net asset value of the GEHRII properties, providing immediate value to GEHRII security holders. The proposed transaction also will create significant value for GEHRII and ARCHT security holders by creating a combined company with a high quality portfolio, increased critical mass and operating synergies, and a highly qualified team of health care investment and operating professionals. The purchase price provides certainty of value to GEHRII’s security holders in today’s uncertain economic environment.

Our board has already considered and approved the proposed transaction. We also have completed a thorough review of GEHRII’s publicly available information and are prepared to move forward immediately to consummate a transaction with minimum disruption to GEHRII1. We believe that with adequate access to the necessary information we can complete all required due diligence in approximately six weeks. We believe that our due diligence review would require limited access to a small number of senior executives of GEHRII and its legal, accounting and financial advisors. Importantly, no interaction with any of the tenants of GEHRII will be required until all other due diligence is completed and the material terms of a transaction are agreed to.

1The offer is based on the portfolio and capitalization data shown in Appendix A as available in GEHRII’s public filings.

Considerable time and resources have been expended in developing this offer. While our offer is conditioned on a financing requirement, based on our careful analysis, we are confident that we will be able to obtain the needed funding, as we already secured good faith commitments of approximately $209 million of financing from multiple lenders and plan to fund the balance of the cash portion of our offer with approximately $46 million cash on hand. However, our offer is subject to the satisfactory completion of our due diligence review of GEHRII, the negotiation and execution of mutually acceptable definitive transaction agreements, and the satisfaction of customary conditions to be set forth in such agreements. As incentive to successfully conclude this transaction, our offer would be subject to a customary lockup period, and we would be agreeable to a “go-shop” provision with appropriate mutual protections.

We believe that moving quickly to negotiate and conclude our proposed merger is in the best interests of GEHRII and ARCHT. Waiting for a later date leaves open significant uncertainty regarding the timing, the probability and the value of a potential transaction, and is not in the best interests of either GEHRII or GEHRII’s security holders.

We have the highest regard for GEHRII, its management and its employees, and we would therefore expect GEHRII’s management to continue with GEHRII as part of the transition and thereafter.

As a way of background, ARCHT is a non-traded public REIT with a diversified portfolio of income producing real estate properties, focusing primarily on medical office buildings and healthcare-related facilities. As of the end of November 2011, we had received aggregate gross proceeds in excess of $50 million from the sale of approximately 5.0 million shares of common stock in our public offering. Since the commencement of our operations in June 2011 and through the end of November 2011, we purchased nine properties with an aggregate purchase price of approximately $129.2 million, comprising approximately 399,000 square feet which were 95.4% occupied on a weighted average basis.

In addition, our affiliated managing broker dealer, Realty Capital Securities, LLC, has more than 100 licensed professionals across its sales, operations and compliance divisions and is well-versed in representing healthcare offerings, having raised over $1.1 billion for healthcare offerings specifically. In just over three and one-half years, Realty Capital Securities has raised in excess of $3.4 billion for ten public and seven private real estate investment trust and business development company offerings.

We look forward to hearing back from you by 3:00 p.m. Eastern Standard Time on December 5 with a response to our proposal.

We are available to meet and discuss all aspects of this proposal with you and your Board. If you have any questions, please do not hesitate to call us at (212) 415-6500. We very much look forward to hearing from you and working with you and the GEHRII team to consummate a successful transaction.

Yours sincerely,
/s/ Nicholas S. Schorsch	/s/ Brian Jones
Nicholas S. Schorsch	Brian Jones
Chief Executive Officer and	Senior Vice President and Managing
Chairman of the Board	Director - Head of Investment Banking
American Realty Capital

APPENDIX A
GEHRII PORTFOLIO AND CAPITALIZATION DATA USED

Capitalization: 42,803,820 shares of common stock outstanding as of October 31, 2011. Portfolio:

Property Portfolio as of October 3, 2011	Property Type	Location	State	GLA	Occcup.	Pur. Date	Price
Lacombe Medical Office Building	Medical Office Building	Lacombe	LA	34,000	100%	3/5/2010	$6,970,000
Center for Neurosurgery and Spine	Medical Office Building	Sartell	MN	37,000	100%	3/31/2010	6,500,000
Parkway Medical Center	Medical Office Building	Beachwood	OH	88,000	84%	4/12/2010	10,900,000
Highlands Ranch Medical Pavilion	Medical Office Building	Highlands Ranch	CO	37,000	100%	4/30/2010	8,400,000
Muskogee Long-Term Acute Care Hospital	LTAC Hospital	Muskogee	OK	37,000	100%	5/27/2010	11,000,000
St. Vincent Medical Office Building	Medical Office Building	Cleveland	OH	51,000	94%	6/25/2010	10,100,000
Livingston Medical Arts Pavilion	Medical Office Building	Livingston	TX	29,000	100%	6/28/2010	6,350,000
Pocatello East Medical Office Building	Medical Office Building	Pocatello	ID	76,000	100%	7/27/2010	15,800,000
Virginia Skilled Nursing Facility Portfolio	Skilled Nursing	Multiple	VA	232,000	100%	9/16/2010	45,000,000
Sylva Medical Office Building	Medical Office Building	Sylva	NC	45,000	100%	11/15/2010	11,400,000
Surgical Hospital of Humble	Specialty Hospital	Humble	TX	30,000	100%	12/10/2010	13,100,000
Lawton Medical Office Building Portfolio	Medical Office Building	Lawton	OK	62,000	100%	12/22/2010	11,550,000
Ennis Medical Office Building	Medical Office Building	Ennis	TX	30,000	95%	12/22/2010	7,100,000
Monument Long-Term Acute Care Hospital Portfolio	LTAC Hospital	Multiple	Multi	115,000	100%	1/1/2011	41,695,000
Columbian Long Term Acute Care Hospital	LTAC Hospital	Columbia	MO	30,873	100%	1/31/2011	12,423,000
St. Anthony North Medical Office Building	Medical Office Building	Westminster	CO	60,372	89%	3/29/2011	11,950,000
Loma Linda Pediatric Specialty Hospital	Specialty Hospital	Loma Linda	CA	34,268	100%	3/31/2011	13,000,000
Yuma Skilled Nursing	Skilled Nursing	Yuma	AZ	40,000	100%	4/13/2011	11,000,000
Hardy Oak Medical Office Building	Medical Office Building	San Antonio	TX	42,000	100%	4/14/2011	8,070,000
Lakewood Ranch Medical Office Building	Medical Office Building	Bradenton	FL	58,000	94%	4/15/2011	12,500,000
Jersey City Medical Office Building	Medical Office Building	Jersey City	NJ	68,000	93%	5/10/2011	28,680,000
Central Arkansas MOB Portfolio	Medical Office Building	Benton & Bryant	AR	111,000	72%	5/10/2011	15,370,000
Dixie-Lobo Medical Office Building Portfolio	Medical Office Building	Multiple	Multi	156,000	100%	5/12/2011	30,050,000
Care Pavillion SNF	Skilled Nursing	Philadelphia	PA	139,000	100%	7/7/2011	29,000,000
Cheltenham York SNF	Skilled Nursing	Philadelphia	PA	60,000	100%	7/7/2011	14,000,000
Maplewood Manor SNF	Skilled Nursing	Philadelphia	PA	59,000	100%	7/7/2011	12,000,000
Cliveden SNF	Skilled Nursing	Philadelphia	PA	59,000	100%	7/7/2011	10,000,000
Tucker House SNF	Skilled Nursing	Philadelphia	PA	65,000	100%	7/7/2011	10,000,000
Maxfield Medical Office Building	Medical Office Building	Sarasota	FL	41,000	91%	7/19/2011	7,200,000
Lafayette Physical Rehabilitation Hospital	Rehabilitation Hospital	Lafayette	LA	26,000	100%	10/3/2011	12,000,000
Total Portfolio				1,952,513	96.5%		$443,108,000

Portfolio Leverage:

Property Leverage as of October 3, 2011	Property Type	Sr. Debt	Maturity	Rate
Center for Neurosurgery and Spine	Medical Office Building	$3,130,000	08/15/21	6.00%
Highlands Ranch Medical Pavilion	Medical Office Building	4,360,000	11/11/12	5.88%
Muskogee Long-Term Acute Care Hospital	LTAC Hospital	7,200,000	04/08/18	4.28%
Pocatello East Medical Office Building	Medical Office Building	7,926,000	10/01/20	6.00%
Virginia Skilled Nursing Facility Portfolio	Skilled Nursing	26,810,000	03/14/12	5.50%
Lawton Medical Office Building Portfolio	Medical Office Building	7,257,000	01/01/16	4.41%
Monument Long-Term Acute Care Hospital Portfolio	LTAC Hospital	15,500,000	06/19/18	5.53%
Hardy Oak Medical Office Building	Medical Office Building	5,206,000	10/10/16	6.60%
Dixie-Lobo Medical Office Building Portfolio	Medical Office Building	23,239,000	12/28/11	6.34%
Maxfield Medical Office Building	Medical Office Building	5,120,000	02/28/15	5.17%
Total leverage		$105,748,000